FOR IMMEDIATE RELEASE
Date: January 30, 2004
CONTACT:  Paul Zogas, President (708) 598-9400

                      MIDLAND CAPITAL HOLDINGS CORPORATION
                       REPORTS FISCAL 2nd QUARTER EARNINGS
                       AND DECLARES REGULAR CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS - Midland Capital Holdings Corporation (OTC Bulletin
Board: MCPH) (the "Company") the holding company for Midland Federal Savings and Loan Association ("Midland Federal") today announced that net income for the quarter ended December 31, 2003 totaled $118,000, or $0.32 per diluted share, compared to net income of $171,000, or $0.46 per diluted share, for the quarter ended December 31, 2002. Net income for the six months ended December 31, 2003 totaled $665,000, or $1.78 per diluted share, compared to net income totaling $382,000, or $1.04 per diluted share, for the six months ended December 31, 2002.

     The increase in net income in the current six month period was due to the collection of non-accruing loan interest in the amount of $142,000, net of income taxes, as well as a $286,000 gain, net of income taxes, from the satisfaction of foreclosure judgments, both of which were the result of a loan workout agreement that was paid in full during the quarter ended September 30, 2003. Absent the gain from these non-recurring items, net income for the six months ended December 31, 2003 would have been $236,000, or $0.63 per diluted share. The prior year six month period also included the collection of non-accruing loan interest under the same loan workout agreement in the amount of $28,000, net of income taxes, or $.07 per diluted share.

     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.17 per share for the quarter ended December 31, 2003. The dividend will be payable February 19, 2004 to shareholders of record as of February 9, 2004.

     Annualized return on average assets and annualized return on average equity during the quarter ended December 31, 2003 were .30% and 4.11%, respectively compared to .44% and 6.44%, respectively, for the comparable prior year quarter. For the six months ended December 31, 2003, annualized return on average assets and annualized return on average equity were .84% and 11.76%, respectively, compared to .50% and 7.24% for the six months ended December 31, 2002.

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     Net interest income decreased $41,000 to $1.08 million in the quarter ended
December 31, 2003 compared to the prior year quarter. The decrease in net interest income was primarily the result of a decrease in interest rate spread to 2.75% in the current quarter compared to 2.82% in the prior year quarter. The decrease in interest rate spread was primarily due to a decrease in the Company's average yield on interest earning assets, which declined at a faster rate than the decrease in the average yield paid on interest costing deposits. The decline in asset yields occurred as a result of significant refinancing activity as well as declining investment yields on maturing securities. The decrease in interest rate spread was offset by an increase in the average balance of net earning assets. For the quarter ended December 31, 2003 the average balance of net earning assets increased to $16.4 million from $13.9 million in the prior year quarter.

     For the six months ended December 31, 2003 net interest income increased $59,000 to $2.35 million. The increase in net interest income was primarily the result of the collection of non-accruing loan interest during the current six month period in the amount of $216,000 as compared to $42,000 in the prior year period. Net of the collection of non-accruing loan interest in both six month periods, discussed above, the Company's interest rate spread decreased to 2.71% for the six months ended December 31, 2003 from 2.84% for the prior year period. The decrease in interest rate spread was offset by a $1.8 million increase in the average balance of net earning assets to $16.1 million compared with the prior year period.

     Non-interest income decreased $57,000 to $260,000 in the quarter ended December 31, 2003 from $317,000 in the quarter ended December 31, 2002. The primary factors for the decrease in non-interest income in the current quarter were a $43,000 decrease in loan fees and service charges, a $10,000 decrease in deposit related fees and a $4,000 decrease in commission income. The decrease in loan fees and service charges is attributed to a decrease in loan origination activity as loan originations decreased to $10.1 million in the current quarter from $15.2 million in the prior year quarter.

     For the six months ended December 31, 2003 non-interest income increased $428,000 to $1.05 million from $623,000 in the prior year period. The increase in non-interest income in the current six month period compared with the prior year period is primarily attributed to a $433,000 gain on the satisfaction of foreclosure judgments resulting from the payment in full of the loan workout agreement, discussed above. Non-interest income was decreased in the six months ended December 31, 2003 by a $15,000 decrease in deposit related fees, a $5,000 decrease in profit on the sale of loans and a $4,000 decrease in commission income.



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


     Non-interest expense decreased $17,000 to $1.15 million in the quarter ended December 31, 2003 compared to the prior year quarter. The decrease in non-interest expense is primarily the result of an $11,000 decrease in staffing costs, a $6,000 decrease in office occupancy expense, a $4,000 decrease in professional fees and a $4,000 decrease in computer software and support expense. The decrease in staffing costs is primarily attributed to a $23,000 decrease in loan origination commissions, due to a decrease in lending volume, offset by a $13,000 increase in costs for employee medical and pension benefits.

     For the six months ended December 31, 2003 non-interest expense increased $59,000 to $2.37 million from $2.31 million in the prior year period. The primary factors for the increase in non-interest expense in the current six month period were a $64,000 increase in staffing costs, an 8,000 increase in advertising expense, a $6,000 increase in professional fees, a $5,000 increase in office occupancy expense and a $5,000 increase in data processing fees, offset by a $30,000 decrease in computer software and support expense. The increase in staffing costs is primarily attributed to a $34,000 increase in costs for employee medical and pension benefits and an $8,000 increase in loan origination commissions compared with the prior year period.

     Non-performing assets were .31% of total assets at December 31, 2003 and consisted of $485,000 in non-performing loans. The allowance for loan losses increased during the current quarter by $20,000 to $430,000, or 0.45% of total loans, at December 31, 2003. The $20,000 increase in the allowance for loan losses was the result of $30,000 in loan loss provisions net of $10,000 in loan charge offs during the six months ended December 31, 2003. At December 31, 2003 the Company's ratio of allowance for loan losses to non-performing loans was 88.48% compared to 84.80% at June 30, 2003.

     At December 31, 2003 the Company's assets totaled $155.8 million, compared to total assets of $160.0 million at June 30, 2003. Net loans receivable increased $834,000 to $94.1 million at December 31, 2003. Total deposits decreased $4.5 million to $143.0 million at December 31, 2003 from $147.5 million at June 30, 2003. The decrease in savings deposits is primarily attributed to a $3.4 million decrease in certificate of deposit accounts as a result of increased competition for such deposits.

     Stockholders' equity in the Company totaled $11.52 million at December 31, 2003 resulting in a book value per common share of $30.91 based upon 372,600 shares outstanding. At December 31, 2003 Midland Federal's capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 6.50% and a risk-based capital ratio of 13.00%. Midland Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois. (Selected Consolidated Financial Information follows)

                              FINANCIAL HIGHLIGHTS
                                    Unaudited


SELECTED FINANCIAL CONDITION DATA:             December 31, 2003   June 30, 2003
                                               -----------------   -------------

Total assets .................................    $155,809,173      159,976,384
Loans receivable, net ........................      94,133,361       93,299,553
Mortgage-backed securities ...................       4,181,239        6,272,466
Cash and cash equivalents ....................      51,711,657       49,421,065
Investment securities ........................       1,274,375        6,388,900
Deposits .....................................     143,029,005      147,489,604
Stockholders' equity .........................      11,517,644       11,056,147

PER SHARE DATA:
Book value per common share at period end ....    $      30.91     $      29.67

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to
  loans receivable, net ......................             .52%             .44%
Non-performing assets to total assets ........             .31%             .30%
Allowance for loan losses to
  non-performing loans .......................           88.48%           84.80%
Allowance for loan losses to total loans .....             .45%             .44%



SELECTED OPERATIONS DATA:                    Three Months Ended           Six Months Ended
                                                December 31,                December 31,
                                                ------------                ------------
                                              2003       2002             2003       2002
                                              ----       ----             ----       ----

Total interest income ................   $1,537,675     1,864,888     3,302,501     3,823,654
Total interest expense ...............      457,903       743,802       948,630     1,528,935
                                         ----------     ---------     ---------     ---------
Net interest income ..................    1,079,772     1,121,086     2,353,871     2,294,719
Provision for loan losses ............       15,000        15,000        30,000        30,000
                                         ----------     ---------     ---------     ---------
Net interest income after provision
  for loan losses ....................    1,064,772     1,106,086     2,323,871     2,264,719
                                         ----------     ---------     ---------     ---------

Non-interest income ..................      260,331       317,481     1,051,239       622,963
Non-interest expense .................    1,146,738     1,164,035     2,368,143     2,308,882
                                         ----------     ---------     ---------     ---------

Income before income taxes ...........      178,365       259,532     1,006,967       578,800
Income tax expense ...................       60,644        88,241       342,369       196,792
                                         ----------     ---------     ---------     ---------
Net income ...........................      117,721       171,291       664,598       382,008
                                         ==========     =========     =========     =========

PER SHARE DATA:
Earnings per basic share .............   $      .32           .47          1.78          1.05
Earnings per diluted share ...........   $      .32           .46          1.78          1.04
Dividends declared per common share ..   $      .17           .15           .34           .30

SELECTED OPERATING RATIOS:
Annualized return on average assets ..          .30%          .44%          .84%          .50%
Annualized return on average equity ..         4.11%         6.44%        11.76%         7.24%
Annualized operating expenses to
  average total assets ...............         2.91%         2.98%         2.99%         3.00%
Interest rate spread during the period         2.75%         2.82%         3.00%         2.90%
Net interest margin ..................         2.90%         3.02%         3.15%         3.12%
Average interest-earning assets to
  average interest-bearing liabilities       112.41%       110.36%       112.07%       110.76%
